EXHIBIT 10.1

CyberSource Corporation

2009 Executive Bonus Plan

This CyberSource Corporation 2009 Executive Bonus Plan (“Executive Bonus Plan”) is established to provide additional incentive compensation for all eligible executives to promote the financial success of CyberSource Corporation (the “Company”).

For the purposes of this Executive Bonus Plan, “executive” shall mean any employee of CyberSource with a title of vice president or above, and “Qualification Date” shall mean the date of the Company’s regularly scheduled Board of Directors meeting in January 2010.

Each executive that is employed full-time in 2009 and remains employed as an executive through the Qualification Date will be eligible under the Executive Bonus Plan, except:

1.	any executive that is on a written disciplinary or written performance plan as of the Qualification Date will not be eligible;
2.	any executive whose regular compensation is comprised of fixed and variable components will not be eligible unless and to the extent otherwise stated in such executive’s written compensation plan;
3.	eligibility and amount of bonuses for any executive that has a written employment contract with the Company shall be determined by such employment contract, if applicable.

Bonus calculations for a newly hired eligible executive will be pro-rated quarterly, which calculation commences in the first full quarter after employment begins. Bonus payout calculations will be adjusted for promotions, which calculation will commence with the first full quarter after the effective date of the promotion. Bonuses will be pro-rated daily for any executive that takes a leave of absence during 2009, where “leave of absence” means that the executive is not being paid by CyberSource during his/her time out of the office, e.g., unpaid vacation, unpaid sick leave, short term disability, long term disability. Paid vacations and paid sick days taken within the Company’s annual allowance are not considered “leaves of absences. The applicable bonus will be paid no later than February 15, 2010 to those eligible executives. For the purposes of this Executive Bonus Plan, a “quarter” is each consecutive three month period commencing on January, April, July, and October of each calendar year.

The bonus pool will be funded based on the Company’s achievement of its internal, full year Non-GAAP operating income target set forth in the 2009 financial plan, adopted and approved by the Board of Directors, as may be amended from time to time at the sole discretion of the Board of Directors.

Executive bonus target amounts are calculated as a certain percentage of base salary and vary by executive. Eligible executives may also be eligible for incremental bonuses, which are bonuses in excess of the bonus target amounts. Those that are eligible for incremental bonuses and the amounts will be determined by the CEO and the Compensation Committee of the Board of Directors of the Company. The incremental bonus pool will be funded with one dollar for every dollar of achievement in excess of the Company’s full year Non-GAAP operation income target set forth in the 2009 financial plan until the incremental bonus pool is fully funded.

The total, pre-tax dollar amount of target bonus (including incremental bonus if applicable) paid to each eligible executive is comprised of two components. 75% of the bonus amount is based on overall Company performance relative to its full year, Non-GAAP operating income target. 25% of the bonus amount is based on individual executive performance. Individual performance targets will be established and approved by each executive’s manager, the CEO, the human resources department, and Compensation Committee of the Board of Directors as applicable.

The Bonus Plan may be revised or terminated at any time prior to the Qualification Date at the sole and absolute discretion of the Company.